[TRANSACT TECHNOLOGIES INCORPORATED LOGO]

                          TRANSACT TECHNOLOGIES REPORTS
                    FOURTH QUARTER AND FULL YEAR 2004 RESULTS


      - Full year 2004 revenue increased to $59.8 million, 15% year-over-year growth; Fourth quarter 2004 revenue was $14.6 million
      -     Gross margin improved to 36.8% in 2004 from 29.8% in 2003
      -     Operating margin increased to 14.1% in 2004 from 5.2% in 2003
      - EPS increased 325% in 2004 over the prior year to $0.51 per diluted share


         Wallingford, CT, March 3, 2005 - TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the fourth quarter and full year ended December 31, 2004.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "2004 was a year of execution and growth across all areas of TransAct's business. We achieved revenue and earnings growth as a result of our powerful brand, innovative products and the Company's focus on the opportunities in each of our key markets."

Revenue for the full year 2004 increased 15% to $59.8 million, compared to $52.1 million in the same period a year ago. The Company achieved net income in accordance with generally accepted accounting principles in the United States ("GAAP"), for the full year 2004 of $5.5 million compared to GAAP net income of $1.5 million in 2003. Earnings per share for the full year on a GAAP basis were $0.51 per diluted share compared to $0.12 per diluted share a year ago. The per share data in both periods reflect the three-for-two stock split of the Company's common stock distributed in April 2004. The per share amounts for both the fourth quarter and year ended December 31, 2003 have been revised from previously reported per share amounts as a result of the application of new accounting guidance requiring the allocation of net income to both common and participating preferred stock for the purposes of computing earnings per common share.

Gaming and Lottery market revenues and POS and Banking market revenues increased 11% and 21%, respectively, in 2004 compared to 2003. In addition, the Company benefited from growth in the TransAct Services Group, which achieved year-over-year revenue growth of 18%. TransAct's expanding installed base of printers and focus on this growing source of recurring revenue contributed to the increase in aftermarket sales.

During the fourth quarter of 2004, the Company announced the signing of an agreement with IGT for the integration of TransAct's Epic 950(TM) casino printer to become a standard option on all IGT slot machine platforms. As part of this agreement, in the fourth quarter of 2004, TransAct incurred expenses of approximately $350,000 of the expected $500,000 of integration costs and expects to incur the remaining $150,000 in the first quarter 2005. The Company also recorded a charge in the fourth quarter of 2004 of approximately $70,000 for severance costs related to the move of its marketing and services departments from its Ithaca, NY facility to its headquarters in Wallingford, CT. And finally, TransAct decreased its restructuring accrual by $225,000 in the fourth quarter of 2004 based on a revised estimate of its remaining lease costs for its Wallingford, CT facility.

During the fourth quarter of 2003, the Company increased its restructuring accrual by $1,128,000 to provide for the remaining lease costs associated with its manufacturing facility in Wallingford, CT. In addition, the Company recorded a charge to cost of sales of $740,000 in the fourth quarter of 2003, in connection with a royalty for the usage of certain Seiko Epson patents. Excluding the above items for 2004 and 2003, the Company's pro-forma net income for the year ended December 31, 2004 was $5.6 million or $0.52 per diluted share, compared to pro-forma net income for the year ended December 31, 2003 of $2.7 million or $0.24 per diluted share.

Revenue for the fourth quarter ended December 31, 2004 was $14.6 million, compared to $14.7 million in the same period a year ago. Revenues in POS and Banking and in the Transact Services Group were in line with expectations for the fourth quarter of 2004. However, Gaming and Lottery sales were short of expectations, as the growth in international gaming printer sales was not enough to overcome a downturn in domestic casino sales in the month of December.

GAAP net income in the fourth quarter of 2004 increased to $1.0 million, or $0.10 per diluted share, compared to a loss of $201,000, or $(0.03) per diluted share, in the fourth quarter of 2003. Included in the GAAP results for the fourth quarter of 2004 are expenses for IGT integration costs and the reorganization of the marketing and services functions totaling $420,000, and a decrease to the restructuring accrual of $225,000. The GAAP results for the fourth quarter of 2003 include the restructuring and patent-related charges totaling $1.9 million, as described above. Excluding these items for 2004 and 2003, pro-forma net income in the fourth quarter of 2004 was $1.2 million, or $0.11 per diluted share, compared to pro-forma net income in the fourth quarter of 2003 of $1.0 million, or $0.09 per diluted share. For further information regarding the presentation of pro-forma non-GAAP financial measures, please refer to the "Financial Presentation" paragraph below.

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "We achieved record profitability this year as a result of our top line growth and significant focus on cost controls and operating leverage. Diluted earnings per share increased 325% to $0.51 on year-over-year revenue growth of 15%. Operating margin improved to 14.1% for the full year 2004 from 5.2% for the full year 2003. Cash flow in 2004 was strong, enabling us to end the year with over $8.6 million in cash and cash equivalents and no debt."

LOOKING FORWARD

Mr. Shuldman said, "Over the last several years we have run our Company as a very lean organization, especially in our sales and service organizations, as we focused our efforts on totally revamping our product lines. Now, with our much improved balance sheet and over $8 million of cash and no debt, we believe TransAct is in the best financial condition in the Company's history. We have many new products, many new relationships with important and strategic customers, and a new and highly profitable TransAct Services Group. We believe this is an ideal time for us to increase our investment back into our business to ramp up our revenues and earnings."

 "Therefore, to increase our market penetration we plan to strategically invest $2.5 million in the business during 2005. We expect that this investment will accelerate our revenue growth and with our operating leverage, should lead to a doubling of revenue and a tripling of diluted earnings per share from 2004 to 2008. This investment will be made during the first half of 2005, with most coming during the first quarter, and will be made across three areas. The first is a $1.2 million investment in sales and marketing related to the hiring of additional sales staff. Each business unit is adding sales people to address the many opportunities we see in front of them. The second is a $400,000 investment in engineering expenses for the development of new products, four of which we expect to launch in 2005. Lastly, we anticipate spending $900,000 in operations expenses related to the opening and staffing of our new service center in Las Vegas and the hiring of additional services personnel in our Wallingford service center, as we broaden our reach and aggressively pursue the high margin opportunities of the TransAct Services business."

Mr. Shuldman continued, "With the successful launch of our Epic 950(TM) thermal printer, and the accelerating growth in the new international markets, we believe we have the necessary momentum for growth in the worldwide gaming market. Given the additions we are making in our sales force, IGT's ongoing approval of our Epic 950(TM) and the demand we are beginning to see from both Europe and Australia, we expect revenues in our Gaming and Lottery business unit to grow in the second half of 2005."

"We also expect to see growth in the second half of 2005 in our POS and Banking unit as we launch two new products this year and expect to close at least one new significant banking deal. With our new organization structure, industry leading inkjet and thermal technology and now our added sales people, we feel good about the growth prospects of our POS and Banking unit later this year."

"And finally, TransAct Services Group, our highly profitable after-market business unit, should continue to grow as the base of installed printers grows. We have added sales people to focus on growing our service contract business as well as our consumables and spare parts business, including inkjet cartridges, paper and ribbons. And we have added a new service center located in Las Vegas to address the many opportunities in the casino market and to also give us a local presence for repair services for our POS and Banking business."

Mr. Shuldman concluded, "Overall, we expect revenues for 2005 will be in the range of $70 million to $74 million, with net income in the range of $0.58 to $0.65 per diluted share, after taking into the account the $2.5 million investment we plan to make. In the first quarter of 2005, we anticipate revenues will be about $13 million and expect net income for the first quarter of 2005 will be in the range of $0.02 to $0.04 per diluted share. We expect the decline in domestic gaming sales that we experienced in December 2004 to continue through the first half of 2005. However, we anticipate revenues in all our markets to start growing in the second half of 2005 as our organizational changes and sales initiatives take effect."

FINANCIAL PRESENTATION

         The Company has provided pro-forma non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations. The pro-forma non-GAAP measures exclude the effects in fiscal 2004 of the charges associated with the IGT integration project and the reorganization of the Company's marketing and services functions, and the decrease in the restructuring accrual. The pro-forma non-GAAP measures exclude the effects in 2003 of the restructuring and patent-related charges. These items have been excluded from pro-forma non-GAAP financial measures, as management does not believe that they are representative of underlying trends in the Company's performance. Their exclusion provides investors and others with additional information to more readily assess the Company's operating results. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

INVESTOR CONFERENCE CALL / WEBCAST DETAILS

TransAct will review detailed fourth quarter and full year 2004 results and forward looking guidance during a conference call and online slide presentation for investors and analysts on Thursday, March 3, 2005 at 5:00PM ET. The conference call-in number is 913-981-5520. The online slide presentation can be accessed from the Company's website at http://www.shareholder.com/transact-tech/medialist.cfm . A replay of the call will be available from 8:00PM ET on Thursday, March 3 through midnight ET on Thursday, March 10 by telephone at 719-457-0820. The password for the replay is 4847552. Investors can also access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ithaca(R) name. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and banking, and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

FOR TRANSACT TECHNOLOGIES:
Steve DeMartino, Chief Financial Officer, 203-269-1198 Ext. 6059 or David Pasquale, 646-536-7006, or Denise Roche, 646-536-7008, both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:
The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe and Latin America; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                       TRANSACT TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                          Three months ended                       Three months ended
  (In thousands, except per share amounts)                   December 31,                              December 31,
                                                                2004                                       2003
                                              --------------------------------------      ---------------------------------------
                                                GAAP          Adjust-      Pro Forma        GAAP          Adjust-       Pro Forma
                                                Basis          ments         Basis          Basis          ments          Basis
                                              ---------      ---------     ---------      ---------      ---------      ---------
  Net sales                                   $  14,596      $       -     $  14,596      $  14,660      $       -      $  14,660
  Cost of sales                                   9,486              -         9,486         10,589           (740)e        9,849
                                              ---------      ---------     ---------      ---------      ---------      ---------

  Gross profit                                    5,110              -         5,110          4,071           (740)         4,811
                                              ---------      ---------     ---------      ---------      ---------      ---------

  Operating expenses:
     Engineering, design and product
       development costs                            910           (350)a         560            619              -            619
     Selling and marketing expenses               1,277            (70)b       1,207          1,466              -          1,466
     General and administrative expenses          1,567              -         1,567          1,167              -          1,167
     Business consolidation and
       restructuring expenses                      (225)           225 c           -          1,128         (1,128)f            -
                                              ---------      ---------     ---------      ---------      ---------      ---------
                                                  3,529           (195)        3,334          4,380         (1,128)         3,252
                                              ---------      ---------     ---------      ---------      ---------      ---------

  Operating income (loss)                         1,581            195         1,776           (309)         1,868          1,559
                                              ---------      ---------     ---------      ---------      ---------      ---------

  Other income (expense):
     Interest, net                                   12              -            12            (27)             -            (27)
     Other, net                                     (21)             -           (21)           (64)             -            (64)
                                              ---------      ---------     ---------      ---------      ---------      ---------
                                                     (9)             -            (9)           (91)             -            (91)
                                              ---------      ---------     ---------      ---------      ---------      ---------

  Income (loss) before income taxes               1,572            195         1,767           (400)         1,868          1,468
  Income taxes                                      546             69 d         615           (199)           658 d          459
                                              ---------      ---------     ---------      ---------      ---------      ---------

  Net income (loss)                           $   1,026      $     126     $   1,152      $    (201)     $   1,210      $   1,009
                                              =========      =========     =========      =========      =========      =========

  Net income (loss) available to common
    shareholders                              $   1,026                    $   1,152      $    (290)                    $     856

  Net income (loss) per share:
        Basic                                 $    0.10                    $    0.12      $   (0.03)                    $    0.10
        Diluted                               $    0.10                    $    0.11      $   (0.03)                    $    0.09

  Shares used in per share calculation:
        Basic                                     9,921                        9,921          8,871                         8,871
        Diluted                                  10,486                       10,486          8,871                         9,743

a Engineering costs associated with the integration of TransAct's Epic 950(TM)
  casino printer by IGT.
b Charge related to the move of the Company's marketing and services departments.
c Decrease in restructuring accrual due to a revised estimate of the remaining lease costs for the Company's Wallingford, CT facility.
d The tax effect on the adjustments was calculated using a tax rate of 35.2% for the 2004 and 2003 periods presented.
e Charge to cost of sales in connection with a royalty for the usage of certain
  Seiko Epson patents.
f Restructuring charge related to the lease costs associated with the Company's
  Wallingford, CT facility.

                       TRANSACT TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                Year ended                                 Year ended
  (In thousands, except per share amounts)                     December 31,                               December 31,
                                                                   2004                                       2003
                                                  -------------------------------------      -------------------------------------
                                                     GAAP        Adjust-      Pro Forma         GAAP        Adjust-      Pro Forma
                                                     Basis        ments         Basis           Basis        ments         Basis
                                                  ---------     ---------     ---------      ---------     ---------     ---------
  Net sales                                       $  59,847     $       -     $  59,847      $  52,098     $       -     $  52,098
  Cost of sales                                      37,805             -        37,805         36,555          (740)e      35,815
                                                  ---------     ---------     ---------      ---------     ---------     ---------

  Gross profit                                       22,042             -        22,042         15,543          (740)       16,283
                                                  ---------     ---------     ---------      ---------     ---------     ---------

  Operating expenses:
     Engineering, design and product                                                                               -
       Development                                    2,715          (350) a      2,365          2,276                       2,276
     Selling and marketing                            5,111           (70) b      5,041          4,968             -         4,968
     General and administrative                       5,990             -         5,990          4,483             -         4,483
     Business consolidation and
       restructuring                                   (225)          225 c           -          1,128        (1,128) f          -
                                                  ---------     ---------     ---------      ---------     ---------     ---------
                                                     13,591          (195)       13,396         12,855        (1,128)       11,727
                                                  ---------     ---------     ---------      ---------     ---------     ---------

  Operating income                                    8,451           195         8,646          2,688         1,868         4,556
                                                  ---------     ---------     ---------      ---------     ---------     ---------

  Other income (expense):
     Interest, net                                        4             -             4           (210)            -          (210)
     Write-off of deferred financing costs                -             -             -           (103)            -          (103)
     Other, net                                         (18)            -           (18)          (122)            -          (122)
                                                  ---------     ---------     ---------      ---------     ---------     ---------
                                                        (14)            -           (14)          (435)            -          (435)
                                                  ---------     ---------     ---------      ---------     ---------     ---------

  Income before income taxes                          8,437           195         8,632          2,253         1,868         4,121
  Income taxes                                        2,979            69 d       3,048            725           658 d       1,383
                                                  ---------     ---------     ---------      ---------     ---------     ---------

  Net income                                      $   5,458     $     126     $   5,584      $   1,528     $   1,210     $   2,738
                                                  =========     =========     =========      =========     =========     =========

  Net income available to common
    shareholders                                  $   5,236                   $   5,360      $   1,087                   $   2,210

  Net income per share:
        Basic                                     $    0.55                   $    0.56      $    0.13                   $    0.25
        Diluted                                   $    0.51                   $    0.52      $    0.12                   $    0.24

  Shares used in per share calculation:
        Basic                                         9,593                       9,593          8,690                       8,690
        Diluted                                      10,231                      10,231          9,335                       9,335

See footnote explanations on the previous page.

                   SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                                                               Three months ended                         Year ended
                                                                   December 31,                          December 31,
                                                           ---------------------------           ---------------------------
                                                             2004               2003               2004               2003
                                                           --------           --------           --------           --------
  Point of sale                                            $  6,156           $  5,553           $ 25,124           $ 20,745
  Gaming and lottery                                          8,440              9,107             34,723             31,353
                                                           --------           --------           --------           --------
    Total net sales                                        $ 14,596           $ 14,660           $ 59,847           $ 52,098
                                                           ========           ========           ========           ========

                       TRANSACT TECHNOLOGIES INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                          December 31,            December 31,
(In thousands)                                                                                2004                    2003
                                                                                          -----------             -----------
ASSETS:
Current assets:

   Cash and cash equivalents                                                              $     8,628             $       498
   Receivables, net                                                                             8,910                   9,074
   Inventories                                                                                  8,074                   8,061
   Refundable income taxes                                                                        510                       -
   Deferred tax assets                                                                          2,370                   2,340
   Other current assets                                                                           586                     509
                                                                                          -----------             -----------
      Total current assets                                                                     29,078                  20,482
                                                                                          -----------             -----------

Fixed assets, net                                                                               3,177                   3,607
Goodwill, net                                                                                   1,469                   1,469
Deferred tax assets                                                                               274                     684
Other assets                                                                                      101                     119
                                                                                          -----------             -----------
                                                                                                5,021                   5,879
                                                                                          -----------             -----------
   Total assets                                                                           $    34,099             $    26,361
                                                                                          ===========             ===========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY:
Current liabilities:
   Current portion of term loan                                                           $         -             $        90
   Accounts payable                                                                             3,804                   3,288
   Accrued liabilities                                                                          3,395                   2,892
   Accrued restructuring expenses                                                                 420                     480
   Accrued patent license fees                                                                    417                     408
   Deferred revenue, current portion                                                              717                   1,537
                                                                                          -----------             -----------
      Total current liabilities                                                                 8,753                   8,695
                                                                                          -----------             -----------

Long-term portion of term loan                                                                      -                     330
Long-term portion of accrued restructuring                                                      1,034                   1,645
Long-term portion of accrued patent license fees                                                    -                     750
Accrued product warranty                                                                          153                     169
Deferred revenue                                                                                  444                     523
                                                                                          -----------             -----------
                                                                                                1,631                   3,417
                                                                                          -----------             -----------
   Total liabilities                                                                           10,384                  12,112
                                                                                          -----------             -----------

Commitments and contingencies

Redeemable convertible preferred stock                                                              -                   3,902
                                                                                          -----------             -----------

Shareholders' equity:
   Common stock                                                                                    70                      60
   Additional paid-in capital                                                                  17,431                   8,441
   Retained earnings                                                                            7,112                   1,769
   Unamortized restricted stock compensation                                                   (1,067)                    (30)
   Accumulated other comprehensive income                                                         169                     107
                                                                                          -----------             -----------
      Total shareholders' equity                                                               23,715                  10,347
                                                                                          -----------             -----------
Total liabilities and shareholders' equity                                                $    34,099             $    26,361
                                                                                          ===========             ===========